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                                                                    Exhibit 99.1

         TANOX, INC.: FDA ISSUES COMPLETE RESPONSE LETTER FOR XOLAIR

Houston, Texas (July 10, 2001) - Tanox, Inc. (Nasdaq: TNOX), today announced the receipt by Genentech, Inc. and Novartis AG of a Complete Response letter from the U.S. Food and Drug Administration (FDA) for their Biologics License Application (BLA) for XolairTM (Omalizumab), which was filed on June 6, 2000.
In their joint press release, Genentech and Novartis indicated, among other things, that the letter requests additional preclinical and clinical data analyses, as well as pharmacokinetic information. With the requirement of additional data, they have concluded that there will not be an FDA approval of Xolair in 2001. Although no specific deadline has been set for the re-submissions by Genentech and Novartis, they are considering different scenarios, with a conservative estimate being resubmissions ranging from 2002 to early 2003.

While no royalty revenues were projected for 2001, this development will have a significant negative effect on Tanox's estimated revenues for the current year, which had included an anticipated milestone payment upon the regulatory approval of Xolair. Michael A. Kelly, Tanox's Vice President and CFO, noted, "This will also affect projected revenue beyond 2001, and our original expectation for profitability in 2003 will be delayed. The extent of the delay will depend on the timing, scope and ultimate approval of the re-submitted BLA by Genentech and Novartis."

Nevertheless, Tanox expects no effect on its planned operations from the delay of a prospective milestone payment. The Company continues to believe that its cash on hand will be sufficient to fund its operations through 2005. The Company is aggressively pursuing development of other products in its pipeline. Its TNX-901 product is currently in Phase I/II trials for the treatment of severe peanut allergy. The Company expects to complete its Phase I safety study
on TNX-100 for Crohn's Disease in the third quarter of 2001.   Tanox anticipates
initiating a Phase I study of TNX-355 for HIV and AIDS within the next two months. It also expects to bring TNX-244 into the clinic for ischemia/ reperfusion injury in 2001.

"While today's news is disappointing, we continue to believe that anti-IgE antibody- technology, on which Xolair is based, will play a significant role in addressing significant unmet medical needs for the millions of allergy and asthma sufferers worldwide," said Nancy T. Chang, President and CEO of Tanox.

Tanox, Inc. is a biopharmaceutical company with demonstrated expertise in monoclonal antibody technology. The Company is engaged in the discovery and development of therapeutic monoclonal antibodies designed to address significant unmet medical needs in the areas of asthma, allergy, inflammation and other diseases affecting the human immune system. Xolair, Tanox's most advanced product in development, is an anti-immunoglobulin E, or anti-IgE, antibody which is being developed for allergic asthma, seasonal allergic rhinitis (hay fever) and perennial allergic rhinitis in collaboration with Novartis Pharmaceutical Corporation and Genentech, Inc. A BLA for Xolair for allergic asthma and seasonal allergic rhinitis


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has been submitted to the U.S. FDA and a submission for marketing approval has been filed with health authorities in the EU, Switzerland, Australia and New Zealand. Tanox is developing a number of monoclonal antibodies to address unmet medical needs.

Statements in this press release about its products, including Xolair, and their prospects for development and commercialization, other than statements of historical facts, are forward-looking statements and are subject to a number of uncertainties that may cause actual events or results to differ materially from those suggested in the forward-looking statements. Factors that could affect actual events or results include risks associated with obtaining regulatory approval for and market acceptance of Tanox's products, performance by the Company's present and future collaboration partners, the outcome of pending litigation, the uncertainty of preclinical and clinical testing results, the Company's limited experience and capability in manufacturing and marketing the Company's products, the Company's ability to enter into future collaborations, competition and technological change, the strength of the Company's patent portfolio, the Company's ability to manage growth and to attract and retain key personnel, the Company's access to additional financings in the future, and existing and future government regulations. Other risks that may affect Tanox include the variability of royalty, license and other revenues, timelines that are subject to change, and the unpredictability of decisions by the FDA and other regulatory agencies, including decisions regarding whether sufficient data and compliance with other requirements exist to support product licensure.

For further information contact:

Michael A. Kelly - Vice President and CFO -- 713.578.4165
Isabel M. Cordova, The Trout Group - Investor Relations --212.477.9007 x13 Kelly Rose, BMC Communications - Media Relations --212.477.9007 x18

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